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                                                              Exhibit (4)(j)(vi)

                       Metropolitan Life Insurance Company

                               One Madison Avenue
                            New York, New York 10010
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TAX SHELTERED ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the issue date of the Contract. In the case of a conflict with any provision in the Contract and any other Endorsements or Riders, the provisions of this Endorsement will control.

The following provisions apply to a Contract, which is issued under the Internal Revenue Code of 1986, as amended, ("Code") Section 403(b). Unless expressly stated the changes below do not remove non-tax restrictions and/or limitations on distributions, contributions, withdrawals or loans or give any additional contractual rights not granted in the other sections of this contract and that are not mandated under the federal income tax laws. This endorsement is effective on the contract issue date, or the date that a provision is required under the Code, if later

1. Owner. The Owner must be either an organization described in Section 403(b)(1)(A) of the Code or an individual employee of such an organization. If the Owner is an organization described in Section 403(b)(1)(A) of the Code, then the individual employee for whose benefit the organization has established an annuity plan under section
         Section 403(b) of the Code must be the Annuitant under the Contract. If the Owner is an employee of an organization described in Section 403(b)(1)(A) of the Code, then such employee must be the Annuitant under the Contract.

2. The interest of the Annuitant in the Contract shall be non-forfeitable. A return of contributions can be made in the event the insurer determines at its discretion that a mistake in fact has occurred. Additionally employer contributions may be subject to vesting requirements in accordance with the rules set forth under Code Section 411 and the applicable IRS regulations.

3. Non-transferability. Other than in a transaction with the Company, or as provided below, the interest of the Annuitant under this Contract cannot be transferred, sold, assigned, discounted, or used as collateral for a loan or as security for any other purpose. These requirements shall not apply to a "qualified domestic relations order" (as defined in Code Section 414(p)).

4.       Contributions. Except in the case of a rollover contribution under Code
         Section 403(b)(8), Section 403(b)(10), Section 408(d)(3), Section 402(c), Section 402(e)(6), Section 403(a)(4), Section 403(a)(5),
         Section 457(d)(1) or Section 457(e)(16), or a nontaxable transfer from another contract qualifying under Code Section 403(b) or a custodial account qualifying under Code Section 403(b)(7), Purchase Payments must be made by an organization described in Code Section 403(b)(1)(A) on behalf of the employee (or by means of a salary reduction agreement entered into by the employee) or directly by employees of such organizations. All Purchase Payments must be made in cash.

         Notwithstanding any other provisions or limitations in the contract the maximum amount that can be contributed to the contract by salary reduction is the lesser of the limit on annual additions imposed under
         Section 415(c)(1) of the Code, and the limits imposed under Section 402(g) of the Code which applies to all elective deferral contributions made by salary reduction to all qualified employer plans. Where contributions for a person consist of both salary reduction and additional contributions, the salary reduction amount is limited as per the prior rule and the excludable contribution cannot exceed the
         Section 415 limits imposed under the Code. Purchase Payments must not exceed the amount allowed by Section 415 and Section 403(b) of the Code. References to restrictions on contributions imposed under Section 403(b)(2) of the Code, the Maximum Exclusion Allowance or MEA are hereby deleted.

         The above limitations do not apply in the case of a rollover contribution under Code Section 403(b)(8), 408(b)(10), 408(d)(3), 402(c), 402(e)(6), 403(a)(4), 403(a)(5), 457(d)(1), 457(e)(16), or a
         nontaxable transfer from another contract qualifying under Code Section 403(b) or a custodial account qualifying under Code Section 403(b)(7).

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                                                       Exhibit (4)(j)(vi) cont'd

         The Contract will accept catch-up elective deferral contributions from participants who have attained the age of 50 by the end of the plan year in accordance with the rules and amounts set forth under Section 414(v) of the Code and the regulations there under.

         Purchases from a church employee or a duly ordained, commissioned or licensed minister of a church as defined under Code Section 414(e) of the Code the contract will be accepted as contributions in accordance with Section 415(c)(7) of the Code.

         Notwithstanding the above, contracts that are limited by their contractual terms to only receiving single deposits or rollover amounts will continue to have such restrictions.

         Post Retirement Employer Contributions: Contributions by an employer for a former employee will be accepted under this Contract for a period of five tax years following the tax year in which the employee was terminated by the employer in accordance with the rules set forth under
         Section 403 (b)(3) of the Code and the regulations issued there under.

         Repeal of the minimum exclusion allowance for church employees: This contract will no longer accept contribution from church employees being made pursuant to the minimum exclusion allowance of Section 403(b)(2)(D) of the Code.

5.       Distributions During Annuitant's Life.
         For purposes of the rules set forth in this section 5 and sections 6 & 7 below references to Income Tax Regulations or regulations include the proposed and temporary as well as the final income tax regulations included under section 1.401(a)(9) of the Income Tax Regulations.

         All distributions under this Contract are subject to the distribution requirements of Section 403(b)(10) of the Code and will be made in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations there under.

         Required distributions under this section and section 6 are considered to have begun if distributions are made on account of the Annuitant reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to the Annuitant over a period permitted and in an annuity form acceptable under section 1.401(a)(9) of the Income Tax Regulations.

         (a) Distributions under the annuity payment options in the contract must commence no later than the first day of April following the later of (1) the end of the calendar year in which the Annuitant attains age 70 1/2, or (2) the end of the calendar year in which the Annuitant retires (unless a later date is permitted under Income Tax Regulations) ("required beginning date"); over (i) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary within the meaning of section 401(a)(9) ("designated beneficiary"), or (ii) a period certain not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in the Income Tax Regulations. Additionally, any distribution must satisfy the incidental benefit requirements specified under the regulations. The distribution periods cannot exceed the periods specified under the regulations, and the incidental benefit rules also limit the payments to be made to the surviving annuity under a joint and survivor annuity after the annuitant's death.

         (b) If required distributions are to be made in a form other than one of the annuity payment options available under the contract, then the entire value of the contract will commence to be distributed no later than the required beginning date over a period certain not extending beyond the distribution period provided in the Income Tax Regulations (whether, or not there is a designated beneficiary under the contract).

                  The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Annuitant's benefit ("contract value") as of the end of the preceding year by the distribution period provided under the Uniform LifetimeTable set forth in the Income Tax Regulations.

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                                                       Exhibit (4)(j)(vi) cont'd

                  In the case of a spousal beneficiary who is more than 10 years younger than the Annuitant, the remaining interest shall be distributed over a period not to exceed the joint and last survivor life expectancy of the Annuitant and the beneficiary (from the joint and last survivor life expectancy table provided in the Income Tax regulations) using the ages of the individual's and spouse's birthdays in the year.

                  The required minimum distribution for the year the individual attains age 70 1/2 can be made as late as April 1st of the following year. The required minimum distribution for any other year must be made by the end of such year.

6.       Distributions after the Annuitant's death:

         (a) If the Annuitant dies after distributions have begun the following rules apply:

                           (1) Where distributions have begun under a permissible annuity payment option, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death

                           (2) If distributions have begun in a form other than a permissible annuity payment option, payments must be made over a period not extending beyond the remaining life expectancy of the designated beneficiary under the Income Tax Regulations (or over a period no longer than the remaining life expectancy of the Annuitant in the year of death reduced by one each year thereafter, where there is no designated beneficiary within the meaning of the Income Tax Regulations, or where the annuitant's remaining life expectancy is longer than the beneficiary's remaining life expectancy). Payments must commence no later than December 31st of the calendar year following the calendar year of the Annuitant's death.

         (b) Death Before Required Distributions Commence. If the annuitant dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

                           (1) If the designated beneficiary is someone other than the annuitant's surviving spouse, if the designated beneficiary elects prior to the end of the calendar year following the year of the annuitant's death, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the annuitant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual's death.

                           (2)      If the annuitant's sole designated
                                    beneficiary is the individual's surviving spouse, if so elected by the spousal beneficiary, as in (b)(1), the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual's death (or by the end of the calendar year in which the annuitant would have attained age 70 1/2, if later), over such spouse's remaining life expectancy. If the surviving spouse dies before required distributions commence to him or her, if so elected by the spouse's designated beneficiary, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

                           (3) If there is no designated beneficiary, or if an election has not been made under paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above.

                           (4) Life expectancy is determined using the Single Life Table of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in

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                                                       Exhibit (4)(j)(vi) cont'd

                                    paragraph (b)(1) or (2) and reduced by 1 for each subsequent year. Life expectancy for distributions under an annuity payment option may not be recalculated.

         (c) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the individual's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an income annuity meeting the requirements of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

7. Special rules for required distributions-For purposes of section 5 and 6:

         (a) Annuity Options. All Annuity Options under the Contract must meet the requirements of Section 403(b)(10) of the Code, including the requirement that payments to persons other than the Annuitant are incidental. The provisions of this Endorsement reflecting the requirements of Section 401(a)(9) and Section 403(b)(10) of the Code override any Annuity Option, systematic withdrawal plan or other settlement option, which is inconsistent with such requirements.

                  If a guaranteed period of payments is chosen under an Annuity Option, the length of the period over which the guaranteed payments are to be made must not exceed the shorter of (1) the Annuitant's life expectancy, or if a Joint and Survivor Annuity option is elected, the joint and last survivor life expectancy, and (2) the applicable maximum period under the incidental benefit requirements in the Income Tax Regulations. To the extent permitted under Treasury Regulations, guarantee periods and certain periods which do not exceed the period under the Uniform Lifetime Table may also be available.

                  All payments made under a joint and survivor Annuity Option after the Annuitant's death must be made to the Survivor.

                  Except to the extent Treasury regulations allow the Company to offer different Annuity Options that are agreed to by the Company, only the Annuity Options set forth in the Contract will be available. In the event a Joint and Survivor Annuity Option is elected and the survivor is not the Annuitant's spouse, the percentage level of payments during the remaining lifetime of the survivor cannot exceed the amount allowed under the incidental benefit requirements in the Income Tax Regulations.

         (b) An Annuitant shall be permitted to withdraw the required distribution in any year from another Tax Sheltered Annuity or
                  Section 403(b)(7) custodial account maintained for the benefit of the Annuitant in accordance with federal income tax rules. The Annuitant shall be responsible in such instance for determining whether the minimum distribution requirements are met, and the company shall have no responsibility for such determination.

         (c) For purposes of determining the interest in the contract required to be distributed the "entire interest " of the contract to be distributed to the extent required under the IRS regulations shall be the account balance as of December 31st of the year prior to the distribution or other date that is appropriate under the tax law plus the actuarial value of any other benefits such as guaranteed death benefits in excess of the account balance that is to be provided under the contract and the amount of any outstanding transfer to the account.

8. Premature Distribution Restrictions. Any amounts in the Contract attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Annuitant has reached age 59 1/2, separated from service, died, become disabled (within the meaning of Code Section 72(m)(7)) or incurred a hardship as determined by the organization described in Section 1 of this Endorsement; provided, that amounts permitted to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by
         Section 414(p) of the Code.

         Purchase Payments made by a nontaxable transfer from a custodial account qualifying under Section 403(b)(7) of the Code, and earnings on such amounts, will not be paid or made available before the Annuitant dies, attains age 59 1/2, separates from service, becomes disabled (within the meaning of Code Section 72(m)(7)), or in the case of such amounts attributable to contributions made under the custodial account pursuant to a salary reduction

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                                                       Exhibit (4)(j)(vi) cont'd

         agreement, encounters financial hardship; provided, that amounts permitted to be paid or made available in the event of hardship will be limited to actual salary deferral contributions made under the custodial account (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Section 414(p) of the Code.

9.       Direct Rollovers. Pursuant to Section 403(b)(10) and Section
         401(a)(31) of the Code, the Annuitant may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Annuitant. An eligible rollover distribution (as defined in Section 402(c)(4) of the Code) is generally any distribution of all or any portion of the balance to the credit of the Annuitant, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Annuitant or the joint lives (or joint life expectancies) of the Annuitant and the Annuitant's Beneficiary, or for a specified period of ten years of more; any distribution required under Code Section 401(a)(9); hardship distributions; and any other exceptions which may be specified in the Code. The portion of any distribution that is not includible in gross income may only be included as an eligible rollover distribution to the extent permitted under the Code. An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), another Code Section 403(b) tax-sheltered annuity, or another eligible retirement plan under Section 402(c)(8) of the Code that accepts the Annuitant's eligible rollover distribution. In the case of an eligible rollover distribution to the surviving spouse or an alternate payee pursuant Section 414(p) of the Code ("distributee"), such distributee shall be treated as if he or she was the Annuitant and may elect to have any portion of the eligible rollover distribution paid directly to an individual retirement account or individual retirement annuity, or to a tax sheltered annuity or other eligible retirement plan in which such distributee participates. A direct rollover is a payment by the Company to the eligible retirement plan specified by the Annuitant or other eligible distributee under the Code.

10. Direct trustee-to-trustee transfers. Amounts owned under this Contract for a governmental Section 403(b) account may be transferred at the policyholders direction in a direct trustee-to-trustee transfer from this account to a defined benefit governmental plan in a transaction that meets the requirements of Code Section 403(b)(13) and the regulations issued there under.

11. Loan Provision - If your contract provides for loans, the following provisions apply:

         a) Such loans shall in no case exceed the lesser of (1) or (2) where equals $50,000 less the excess (if any) of (i) the highest outstanding loan balance (aggregating all loans from qualified plans) during the one-year period prior to the date a loan is made over (ii) the outstanding loan balance on the date a loan is made and (2) equals the greater of (i) 50% of the vested Contract Value or (ii) the vested Contract Value but not in excess of $10,000.

                  If purchase payments have been made under a 403(b) plan subject to ERISA, the maximum loan amount cannot exceed 50% of the vested Contract Value balance in any case.

                  Your contract or 403(b) plan may further limit the amount of the loan and the circumstances under which loans are permitted.

         b) Such loans must be repaid with 5 years from the date of the loan. Such repayment must be on a level basis over the 5-year period with repayments being made at least quarterly. If the loan is made to acquire a dwelling unit, which is to be used as your principal residence, it must be repaid within a reasonable time as provided in your loan agreement, which may exceed 5 years.

         c) If you fail to pay any loan repayment when it is due, to the extent provided in your loan agreement or as otherwise required under the federal tax law, we will treat the entire unpaid loan balance as a taxable distribution to you at the time of the default. After a specified grace period, we will report as a distribution the amount of the unpaid loan balance (including accrued interest thereon as required under Section 72(p) of the Code and the Regulations there under. We will also, to the extent permissible under the Federal tax law, process a partial withdrawal against the Owner's account after the end of the grace period so as to surrender the amount of cash value necessary to pay all or a portion of the defaulted loan balance and any surrender charge and tax withholding (if required). We will only process a withdrawal under this provision if it is permissible to withdraw that amount under the Code (including Section 403(b)(11)) and ERISA. The processing of such withdrawals after the grace period will reduce the loan balance owed and stops any further interest

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                                                       Exhibit (4)(j)(vi) cont'd

                  from accruing on the portion of the loan balance offset. However, it will not prevent or reverse a default of the loan or the tax reporting of the entire loan balance as a distribution for tax purposes if any repayment has not been received by us from you by the end of the grace period for the repayment.

         d) If we are prohibited under the Federal tax law or ERISA from processing a withdrawal to repay amounts for which you are legally in default under the terms of your loan agreement, you will continue to be charged interest on the delinquent amounts as provided under the terms of your loan agreement until the withdrawal can be made.

         e) If required by the Federal tax law, we will also report as a taxable distribution any of the interest charged and not paid with respect to any amounts in default which we are not permitted to withdraw from the account.

         f) Withdrawals and transfers will be restricted while a loan balance is outstanding.

         g) Notwithstanding anything else in the contract to the contrary, the terms of your loan are governed by Section 72(p) of the Code and the Regulations there under.

12. If this Contract is part of a plan which is subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"), any payments and distributions under this Contract (whether as income payments, as proceeds payable at the Annuitant's death, upon partial redemption or full surrender, as loan proceeds or otherwise), and any Beneficiary designation, shall be subject to the joint and survivor annuity and pre-retirement survivor annuity requirements of ERISA Section 205.

13. The Company will furnish annual calendar year reports concerning the status of the annuity.

14. Amendments. The Company may further amend this Contract from time to time in order to meet any requirements, which apply to it under Code
         Section 403(b) or ERISA.

All other terms and conditions of the Contract remain unchanged.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
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Gwenn L. Carr
Vice-President & Secretary